Exhibit 99.4

EXECUTION VERSION

GUARANTEE

GUARANTEE, dated as of January 4, 2018 (this “Guarantee”), by Francisco Partners IV, L.P., and Francisco Partners IV-A, L.P. (each a “Guarantor” and together, the “Guarantors”), in favor of Connecture, Inc., a Delaware corporation (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated on or about the date hereof, by and among FP Healthcare Merger Sub Corporation, a newly-formed Delaware corporation (“Merger Sub”), FP Healthcare Holdings, Inc., a Delaware corporation (“Parent” and, together with Merger Sub, the “Buyer Parties”) and the Guaranteed Party (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees (as a primary obligor and not merely as a surety) to the Guaranteed Party the due and punctual performance and discharge by Parent and Merger Sub of the payment obligations of Parent and Merger Sub to the Guaranteed Party that may become due or payable under the Merger Agreement (the foregoing obligation being referred to herein as the “Guaranteed Obligations”); provided, that in no event shall the Guarantors’ aggregate liability for any amount that becomes payable hereunder exceed the aggregate Merger Consideration plus any amount that becomes payable to the Guaranteed Party pursuant to Section 8.6 of the Merger Agreement (such amounts, the “Total Cap”). This Guarantee may be enforced only for the payment of money in satisfaction of the Guaranteed Obligations by the Guarantors up to the Total Cap; provided, that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will not have any rights hereunder, upon termination of the obligations and liabilities of the Guarantors hereunder in accordance with Section 12. Notwithstanding the foregoing, if on or prior to the date of termination of this Guarantee any written claim has been made asserting that any of the Guaranteed Obligations are owing to the Guaranteed Party or any proceeding to enforce this Guarantee has been commenced, then this Guarantee shall not terminate until such matters are finally settled or otherwise resolved either in a final non-appealable judicial determination or by written agreement of the Guaranteed Party and the Guarantors. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. If Parent or Merger Sub is in default of the Guaranteed Obligations, then at the Guaranteed Party’s option, the Guarantors’ liability to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall become immediately enforceable against, or due and payable by, the Guarantors, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as the Guaranteed Obligations remain in default, take any and all actions available under applicable Law to collect the Guarantors’ liabilities or enforce the Guarantors’ obligations hereunder in respect of such Guaranteed Obligations, subject to the Total Cap. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (to the extent such terms are defined therein).

2. NATURE OF GUARANTEE. Subject to the Total Cap, the Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of the Merger Agreement. Each Guarantor hereby irrevocably and unconditionally accepts joint and several liability under this Guarantee; it being the intention of the parties hereto that all obligations of each Guarantor hereunder be the joint and several obligations of each Guarantor, without preference or distinction among them. In furtherance of the foregoing, the Guaranteed Party may, in its sole discretion, bring and prosecute an action against any or all of the Guarantors without bringing any action against Parent, Merger Sub or any other Guarantor or joining Parent, Merger Sub or any other Guarantor to such action. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. A separate action may be brought and prosecuted against any Guarantor to enforce this Guarantee, irrespective of whether any action is brought against a Buyer Party or whether any Buyer Party is joined in any such action or actions. In the event of any default by any Buyer Party in the performance of any of the Guaranteed Obligations, the Guaranteed Party shall have the right in its sole discretion to proceed first and directly against any Guarantor under this Guarantee (subject to the Total Cap) without proceeding against either Buyer Party under the Merger Agreement.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, and shall be absolute and unconditional to the fullest extent permitted by applicable Law, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against a Buyer Party or any Guarantor; (b) any change in the time, place, manner or terms of performance, satisfaction and/or payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement entered into in connection with the transactions contemplated by the Merger Agreement and made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (d) any insolvency, bankruptcy, reorganization, composition, adjustment, dissolution or liquidation, or other similar proceeding instituted by or against a Buyer Party or any other Person now or hereafter liable with respect to the Guaranteed Obligations, or any action taken with respect to this Guarantee or the Guaranteed Obligations by any trustee or receiver, or by any court or judicial authority, in any such proceeding; (e) the adequacy or potential adequacy of any alternative means the Guaranteed Party may have of obtaining payment, satisfaction or performance related to the Guaranteed Obligations; (f) any other act, omission or defense that may vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity; (g) the existence of any claim, set-off or other right to which any Guarantor may have at any time against a Buyer Party or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (h) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (i) any action by any Governmental Authority or court amending, varying, reducing or otherwise affecting any of the obligations of Parent or Merger Sub under the Merger Agreement or of any Guarantor under this Guarantee or (j) any absence of any notice to, or knowledge by, any Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (j) of this sentence. Each Guarantor waives notice of the creation, renewal, extension, incurrence or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee (other than notices required to be delivered by the Guaranteed Party to Parent or Merger Sub pursuant to the Merger Agreement).

Each Guarantor hereby waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind hereunder that would otherwise, for purposes of any applicable Law, be a condition precedent to the obligations of each Guarantor under this Guarantee, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of the assets of a Buyer Party, and all suretyship defenses generally, other than defenses that are available to Parent and Merger Sub (a) under the Merger Agreement, (b) in respect of a breach by the Guaranteed Party of this Guarantee, and (c) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement or the transactions contemplated thereby. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantors shall have all defenses to the payment of a Guaranteed Obligation under this Guarantee that are available to Parent and/or Merger Sub under the Merger Agreement with respect to such Guaranteed Obligation (other than capacity or insolvency, bankruptcy, or reorganization of Parent and/or Merger Sub or other similar proceeding). Each Guarantor agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment, performance or satisfaction (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by the Guaranteed Party, upon the insolvency, bankruptcy or reorganization of a Buyer Party or otherwise, all as though such payment had not been made.

4. REPRESENTATIONS AND WARRANTIES; AGREEMENT. Each Guarantor hereby represents and warrants that: (i) it has all requisite limited partnership power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s organizational documents or any applicable Law or contractual restriction binding on such Guarantor or its assets; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by such Guarantor (collectively, the “Required Approvals”) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; (iii) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms; (iv) such Guarantor has, and will continue to have throughout the term of this Guarantee, the financial capacity and available funds or uncalled capital to pay and perform its obligations under this Guarantee; and (v) the execution, delivery and performance by such Guarantor of this Guarantee do not and will not (a) violate such Guarantor’s organizational documents or (b) violate any applicable Law. Each Guarantor agrees and covenants that it shall (a) maintain in full force and effect all Required Approvals, (b) obtain any such consents, approvals, authorizations or permits, or make any filings with or notifications that may become necessary in the future and will comply in all respects with all applicable Laws and Orders to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Guarantee, and (c) not institute, and shall cause each of its Affiliates not to institute, directly or indirectly, any action or bring any other claim asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

5. NO ASSIGNMENT. Neither the Guarantors, nor the Guaranteed Party may assign, transfer or delegate its rights, interests or obligations under or in connection with this Guarantee to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment, transfer or delegation by any Guarantor) or the Guarantors (in the case of an assignment, transfer or delegation by the Guaranteed Party) and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

6. CONTINUING GUARANTEE. This Guarantee may not be revoked or terminated and shall continue and remain in full force and effect until the payment, performance and/or satisfaction in full, or the waiver thereof by the Guaranteed Party, of the Guaranteed Obligations (up to the Total Cap), and shall be binding upon and inure to the benefit of the Guaranteed Party, the Guarantors, and their successors and permitted assigns.

7. SUBROGATION WAIVER. Each Guarantor agrees that it shall not assert any rights (direct or indirect) of subrogation, contribution, reimbursement or other rights of payment or recovery from any Buyer Party for any payments made by the Guarantors hereunder until the Guaranteed Obligations have been indefeasibly paid in full. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full to the Guaranteed Party of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be indefeasibly paid or delivered to the Guaranteed Party in the same amount as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms hereof and of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.

8. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. Section 8.5 of the Merger Agreement is hereby incorporated herein by reference, mutatis mutandis.

9. NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Guarantee shall be in writing and shall be deemed to have been given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of e-mail receipt is obtained), in each case as follows. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

Notices to the Guarantors:

c/o Francisco Partners Management, L.P.

One Letterman Drive

Building C - Suite 140

San Francisco, CA 94129

Attention:         Ezra Perlman, Leonid Rozkin, and Tom Ludwig

Facsimile No.: (415) 418-2999

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

3300 Hillview Ave.

Palo Alto, CA 94304

Attention:        Adam Phillips, P.C.

                         Robert Goedert

Facsimile No.: (650) 859-7500

Notices to the Guaranteed Party:

Connecture, Inc.,

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

Attention: Special Committee Chair

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

401 Congress Ave., Suite 2500

Austin, TX 78701

Attention: Joseph G. Silver and Samer M. Zabaneh

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, DE 19899-0951

Attention: T. Brad Davey

10. COUNTERPARTS. This Guarantee may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Guarantee by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Guarantee.

11. THIRD PARTY BENEFICIARIES. This Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

12. TERMINATION.

(a) The Guarantors shall not have any further liability or obligation under this Guarantee from and after the earliest of (i) the Closing, and (ii) the 90th day following termination of the Merger Agreement in accordance with its terms.

(b) In the event that the Guaranteed Party institutes any Legal Proceeding or makes any claim (i) asserting that any of the provisions of this Section 12 or Sections 1, 2, 3, 4, 6, 8, and 11 are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the Total Cap, or (ii) arising under, or in connection with, this Guarantee, the Merger Agreement, or the transactions contemplated hereby or thereby, then (x) the obligations of the Guarantors under this Guarantee shall terminate ab initio and be null and void, (y) if the Guarantors have previously made any payments under this Guarantee, the Guarantors shall be entitled to recover such payments from the Guaranteed Party, and (z) the Guarantors and their Affiliates shall not have any liability to the Guaranteed Party under this Guarantee or with respect to the transactions contemplated by the Merger Agreement. Upon the request of the Guarantors after any termination of the obligations and liabilities of the Guarantors pursuant to the provisions of this Section 12, the Guaranteed Party shall provide such Guarantors with written confirmation of such termination.

13. MISCELLANEOUS.

(a) This Guarantee (together with the Confidentiality Agreement, the Merger Agreement and any other agreement or instrument delivered in connection with the foregoing) constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the

Guaranteed Party or any of its Affiliates, on the other hand. Except as set forth in Section 5, no amendment, supplementation, modification or waiver of this Guarantee or any provision hereof, nor any consent to any departure by the Guarantors therefrom, shall be effective or enforceable unless approved in a writing signed by the Guaranteed Party and the Guarantors.

(b) Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantors hereunder to the Total Cap as provided in Section 1 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

(d) No failure or delay on the part of the Guaranteed Party in exercising any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies provided in this Guarantee are cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Guarantee shall be effective only in the specific instance and for the specific purpose for which given.

[signature page follows]

IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTORS:

FRANCISCO PARTNERS IV, L.P.

By: FRANCISCO PARTNERS GP IV, L.P.
its General Partner

By: FRANCISCO PARTNERS GP IV
MANAGEMENT LIMITED
its General Partner

By:	/s/ Ezra Perlman
Name:	Ezra Perlman
Title:	Co-President

FRANCISCO PARTNERS IV-A, L.P.

By: FRANCISCO PARTNERS GP IV, L.P.
its General Partner

By: FRANCISCO PARTNERS GP IV
MANAGEMENT LIMITED
its General Partner

By:	/s/ Ezra Perlman
Name:	Ezra Perlman
Title:	Co-President

[Signature page to guarantee]

IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTEED PARTY:

CONNECTURE, INC.

By:	/s/ Jeffrey A. Surges
Name:	Jeffrey A. Surges
Title:	Chief Executive Officer and President

[Signature page to guarantee]